UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 27, 2005

AFFIRMATIVE INSURANCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation	000-50795 (Commission File Number)	75-2770432 (I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500 Addison, Texas (Address of principal executive offices)	75001 (Zip code)
(972) 728-6300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry Into a Material Definitive Agreement.
On December 27, 2005, the board of directors (the “Board”) of Affirmative Insurance Holdings, Inc. (the “Company”) approved certain amendments to the 2004 Stock Incentive Plan (the “Original Stock Incentive Plan”), subject to approval and adoption by New Affirmative LLC (“NAL”), the majority stockholder of the Company. NAL approved the amendments and adopted the Amended and Restated 2004 Stock Incentive Plan (the “Amended and Restated Plan”) on December 27, 2005. The amendments made to the Original Stock Incentive Plan are as follows:
•	To increase the maximum aggregate number of shares of Common Stock which may be issued upon exercise of all awards under the Original Stock Incentive Plan, including incentive stock options, by 1,500,000 shares, such that the new maximum aggregate number of shares of Common Stock which may be issued upon exercise of all awards under the Amended and Restated Plan, including incentive stock options, is 3,000,000.

•	To amend the definition of “Change in Control.”

•	To eliminate the ability of directors to receive restricted stock in lieu of a director’s annual retainer.

•	To modify transfer restrictions to permit transfer of stock options to a stockholder/principal by a director who is serving as the designated representative of a significant stockholder.

•	To adjust deferral election timing provisions and add a safe harbor exercise/distribution date provision to conform to Section 409A of the Internal Revenue Code if an option or other award is determined to constitute nonqualified deferred compensation that is subject to the requirements of Section 409A of the Internal Revenue Code.

•	To eliminate the ability to grant nonqualified stock options with an exercise price that is less than fair market value of the underlying common stock on the date of grant.

•	To increase the Internal Revenue Code Section 162(m) performance based compensation limit on the maximum number of shares that can be granted as awards to any individual in any calendar year to 250,000 shares.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Number	Exhibit
99.1*	Amended and Restated 2004 Stock Incentive Plan
*Filed herewith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
By:	/s/ MARK E. PAPE
Mark E. Pape
Executive Vice President and Chief Financial Officer

Date: January 3, 2006